Term Sheet No. 2169BG
To underlying supplement No. 1 dated October 1, 2012,
product supplement BG dated October 9, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated September 3, 2014; Rule 433

Three-Year Autocallable Securities Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the MSCI Taiwan IndexSM due September 28, 2017
The securities are linked to the lesser performing of the Hang Seng China Enterprises Index and the MSCI Taiwan IndexSM (each, an “Underlying”) and are designed for investors who seek potential early call prior to maturity. If the closing levels of both Underlyings on any Call Date (including the Final Valuation Date) are greater than or equal to their respective Call Levels applicable to that Call Date, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to the Face Amount multiplied by the applicable Call Return based on an annualized return of at least 11.20% (to be determined on the Trade Date). If the securities are not automatically called and the Final Level of the lesser performing Underlying is greater than or equal to its Knock-Out Level (80.00% of its Initial Level), you will receive the Face Amount of securities at maturity. If the securities are not automatically called and the Final Level of the lesser performing Underlying is less than its Knock-Out Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of such lesser performing Underlying is less than its Initial Level. The securities do not pay any coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Level of either Underlying is less than its respective Initial Level by more than 20.00%. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior, unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions	Payoff Diagram

Issuer	Deutsche Bank AG, London Branch

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $921.00 to $941.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page TS-1 of this term sheet for additional information.

Trade Date	September 25, 2014
Issue Date	September 30, 2014
Final Valuation Date†	September 25, 2017
Maturity Date†	September 28, 2017
Call Dates†	September 28, 2015 September 26, 2016 September 25, 2017 (Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlyings	Hang Seng China Enterprises Index (Ticker: HSCEI) MSCI Taiwan IndexSM (Ticker: TAMSCI)
Issue Price	100% of the Face Amount
Automatic Call
If the closing levels of both Underlyings on any Call Date are greater than or equal to their respective Call Levels applicable to that Call Date, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to the Face Amount  multiplied by the applicable Call Return for the Call Date payable on the corresponding Call Settlement Date. The Call Return reflects an annualized (non-compounded) return of at least 11.20% (to be determined on the Trade Date).

Call Level	For each Underlying: First Call Date: Second Call Date: Last Call Date:	100% of its Initial Level 95% of its Initial Level 90% of its Initial Level
Call Return	First Call Date: Second Call Date: Last Call Date:	At least 111.20% At least 122.40% At least 133.60%
Underlying Return	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level	For each Underlying, the closing level of such Underlying on the Trade Date
Final Level	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Knock-Out Event	A Knock-Out Event occurs if the Final Level of the Laggard Underlying is less than its Knock-Out Level.
Knock-Out Level	For each Underlying, 80.00% of its Initial Level
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RPS6
ISIN	US25152RPS66
†Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:	Hang Seng China Enterprises Index (Ticker: HSCEI) MSCI Taiwan IndexSM (Ticker: TAMSCI)
Issue Price:	100% of the Face Amount
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Automatic Call:	If the closing levels of both Underlyings on any Call Date are greater than or equal to their respective Call Levels applicable to that Call Date, the securities will be automatically called.
Call Settlement Date:	The third business day following the related Call Date. For the last Call Date, the Call Settlement Date will be the Maturity Date.
Call Level:	For each Underlying:
	First Call Date:	100% of its Initial Level
	Second Call Date:	95% of its Initial Level
	Last Call Date:	90% of its Initial Level
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to the Face Amount  multiplied by the applicable Call Return for the Call Date payable on the corresponding Call Settlement Date. The Call Return reflects an annualized (non-compounded) return of at least 11.20% (to be determined on the Trade Date). The expected Call Settlement Date, Call Return and Redemption Amount applicable to each Call Date are set forth in the table below.

Call Date†	Expected Call Settlement Date	Call Return	Redemption Amount (per $1,000 Face Amount of securities)
September 28, 2015	October 1, 2015	At least 111.20%	At least $1,112.00
September 26, 2016	September 29, 2016	At least 122.40%	At least $1,224.00
September 25, 2017 (Final Valuation Date)	September 28, 2017 (Maturity Date)	At least 133.60%	At least $1,336.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-Out Event occurs, as follows:
• If a Knock-Out Event does not occur, you will be entitled to receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of securities.
• If a Knock-Out Event occurs, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Underlying Return of Laggard Underlying)
If the securities are not automatically called and a Knock-Out Event occurs, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the securities is subject to the credit of the Issuer.

Knock-Out Event:	A Knock-Out Event occurs if the Final Level of the Laggard Underlying is less than its Knock-Out Level.
Knock-Out Level:	For each Underlying, 80.00% of its Initial Level
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Trade Date:	September 25, 2014
Issue Date:	September 30, 2014
Final Valuation Date†:	September 25, 2017
Maturity Date†:	September 28, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RPS6
ISIN:	US25152RPS66
†Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$22.50	$977.50
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

September 3, 2014

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement BG dated October 9, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

•	Prospectus supplement dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and examples below may have been rounded for ease of analysis.

The following table illustrates the hypothetical payments on the securities upon an Automatic Call or at maturity. The table below is based on the following assumptions:

Call Returns*:	111.20%, 122.40% and 133.60% for the first, second and last Call Dates, respectively
Call Levels*:	For each Underlying:
100.00% of its Initial Level for the first Call Date
95.00% of its Initial Level for the second Call Date
90.00% of its Initial Level for the last Call Date
Knock-Out Level*:	For each Underlying, 80.00% of its Initial Level

* The actual Initial Level, Call Returns, Call Levels and Knock-Out Level for each Underlying will be determined on the Trade Date.

There will be only one payment on the securities, either at maturity or, due to an Automatic Call, on a Call Settlement Date. An entry of “N/A” indicates that the securities would not be called on the applicable Call Date and no payment would be made on the corresponding Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the closing levels of both Underlyings on the Call Dates and the Final Level of the Laggard Underlying on the Final Valuation Date. Numbers in the table and the examples below may have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.

Hypothetical Appreciation / Depreciation of the Lesser Performing Underlying on Each Call Date (%)	Return on First Call Date (%)*	Return on Second Call Date (%)*	Return on Last Call Date / Final Valuation Date(%)*
100.00%	11.20%	22.40%	33.60%
90.00%	11.20%	22.40%	33.60%
80.00%	11.20%	22.40%	33.60%
70.00%	11.20%	22.40%	33.60%
60.00%	11.20%	22.40%	33.60%
50.00%	11.20%	22.40%	33.60%
40.00%	11.20%	22.40%	33.60%
30.00%	11.20%	22.40%	33.60%
20.00%	11.20%	22.40%	33.60%
10.00%	11.20%	22.40%	33.60%
0.00%	11.20%	22.40%	33.60%
-2.50%	N/A	22.40%	33.60%
-5.00%	N/A	22.40%	33.60%
-7.50%	N/A	N/A	33.60%
-10.00%	N/A	N/A	33.60%
-15.00%	N/A	N/A	0.00%
-20.00%	N/A	N/A	0.00%
-25.00%	N/A	N/A	-25.00%
-30.00%	N/A	N/A	-30.00%
-40.00%	N/A	N/A	-40.00%
-50.00%	N/A	N/A	-50.00%
-60.00%	N/A	N/A	-60.00%
-70.00%	N/A	N/A	-70.00%
-80.00%	N/A	N/A	-80.00%
-90.00%	N/A	N/A	-90.00%
-100.00%	N/A	N/A	-100.00%

*If the securities are automatically called, payable on the corresponding Call Settlement Date. If the securities are not automatically called, payable on the Maturity Date.

The following hypothetical examples illustrate how the Payment at Maturity or Redemption Amount set forth in the table above is calculated.

Example 1: The closing levels of both Underlyings are greater than their respective Call Levels on the first Call Date. Because the closing levels of both Underlyings on the first Call Date are greater than or equal to their respective Call Levels (100.00% of their respective Initial Levels), the securities are automatically called on the first Call Date, and the investor will be entitled to receive a cash payment of $1,112.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date, calculated as follows:

$1,000 x 111.20% = $1,112.00

Example 2: The securities have not been automatically called prior to the second Call Date and the closing levels of both Underlyings are greater than their respective Call Levels on the second Call Date. Because the securities have not been automatically called prior to the second Call Date and the closing levels of both Underlyings on the second Call Date are greater than or equal to their respective Call Levels (95.00% of their respective Initial Levels), the securities are automatically called on the second Call Date, and the investor will be entitled to receive a cash payment of $1,224.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date, calculated as follows:

$1,000 x 122.40% = $1,224.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date and the Final Levels of both Underlyings are greater than their respective Call Levels. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Levels of both Underlyings are greater than or equal to their respective Call Levels (90.00% of their respective Initial Levels), the securities are automatically called on the Final Valuation Date, and the investor will be entitled to receive a cash payment of $1,336.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 133.60%  = $1,336.00

Example 4: The securities have not been automatically called prior to the Final Valuation Date and the Final Level of the Laggard Underlying is 85.00% of its Initial Level. Because the Final Level of the Laggard Underlying is less than its Call Level (90.00% of its Initial Level), the securities are not automatically called on the Final Valuation Date.  Because the Final Level of the Laggard Underlying is greater than its Knock-Out Level (80.00% of its Initial Level), a Knock-Out Event does not occur, and the investor will be entitled to receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 5: The securities have not been automatically called prior to the Final Valuation Date and the Final Level of the Laggard Underlying is 60.00% of its Initial Level while the Final Level of the other Underlying is above its Initial Level. Because the Final Level of the Laggard Underlying is less than its Call Level (90.00% of its Initial Level), the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-Out Level (80.00% of its Initial Level), a Knock-Out Event occurs and the investor will be entitled to receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level, because a Knock-Out Event has occurred as a result of the decline in the level of the Laggard Underlying, for each $1,000 Face Amount of securities, the investor will still lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Example 6: The securities have not been automatically called prior to the Final Valuation Date, the Final Levels of both Underlyings are less than their respective Knock-Out Levels and the Final Level of the Laggard Underlying is 40.00% of its Initial Level. Because the Final Level of the Laggard Underlying is less than its Call Level (90.00% of its Initial Level), the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-Out Level (80.00% of its Initial Level), a Knock-Out Event occurs and the investor will be entitled to receive a Payment at Maturity of $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -60.00%) = $400.00

In this example, even though the Final Levels of both Underlyings are less than their respective Knock-Out Levels, the investor’s Payment at Maturity will be calculated solely by reference to the Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of securities, the investor will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Selected Purchase Considerations

•
FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the closing level of neither Underlying will decrease more than 20.00% from its respective Initial Level over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the closing level of either Underlying declines by more than 20.00% from its Initial Level to its Final Level. If the securities are automatically called, you will receive a positive return reflecting the applicable Call Return for the Call Date. If the securities are not automatically called and the Underlying Return of the Laggard Underlying is equal to or greater than -20.00%, you will receive the Face Amount of securities at maturity. If the Underlying Return of the Laggard Underlying is less than -20.00%, you are fully exposed to any decline in the closing level of the Laggard Underlying measured from its Initial Level to its Final Level and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be called if the closing levels of both Underlyings are greater than or equal to their respective Call Levels on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of at least 11.20% per annum (to be determined on the Trade Date).

•
RETURN LINKED TO THE LESSER PERFORMING OF TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the Hang Seng China Enterprises Index and the MSCI Taiwan IndexSM as described herein, and if a Knock-Out Event occurs, the payment you receive at maturity, if any, will be determined solely by reference to the Laggard Underlying.

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index was launched on August 8, 1994 as a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Hong Kong Stock Exchange. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. This is just a summary of the Hang Seng China Enterprises Index. For more information on the Hang Seng China Enterprises Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Hang Seng Indices – The Hang Seng China Enterprises Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

MSCI Taiwan IndexSM

The MSCI Taiwan IndexSM is a free-float adjusted market-capitalization weighted index that is designed to track the equity market performance of Taiwanese securities listed on the Taiwan Stock Exchange and the GreTai Securities Market. This is just a summary of the MSCI Taiwan IndexSM. For more information on the MSCI Taiwan IndexSM, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices – The MSCI Taiwan IndexSM” in the accompanying underlying supplement No. 1 dated October 1, 2012.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the stocks composing the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay any coupons and do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-Out Event occurs. If a Knock-Out Event occurs, your investment will be fully exposed to the decline in the closing level of the Laggard Underlying measured from its Initial Level to its Final Level, and you could lose up to 100% of your initial investment. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL RETURN — The appreciation potential of the securities is limited to the pre-specified Call Return on the relevant Call Date, regardless of the performance of the Underlyings. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-Out Event occurs.

•
IF A KNOCK-OUT EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If a Knock-Out Event occurs, the payment you receive at maturity, if any, will be determined solely by reference to the performance of the Laggard Underlying.

•
REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of the initial investment at maturity.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional  debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•
INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE STOCKS COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had directly invested in the stocks composing the Underlyings. For instance, your return on the securities is solely dependent on the performance of the lesser performing Underlying and is limited to the pre-specified Call Return on the relevant Call Date, regardless of the performance of the Underlyings.

•
IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels of the Underlyings. Changes in the levels of the Underlyings may not result in a comparable change in the value of your securities.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlyings would have.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and any payment on the securities are not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

•
BOTH UNDERLYINGS REFLECT THE PRICE RETURN OF THEIR RESPECTIVE COMPONENT STOCKS, NOT THE TOTAL RETURN — Both Underlyings reflect the changes in the market prices of their respective component stocks. Both Underlyings are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks.

•
THE UNDERLYING RETURN FOR EACH UNDERLYING WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR — The Hang Seng China Enterprises Index and the MSCI Taiwan IndexSM are composed of stocks denominated in, and the levels of the Hang Seng China Enterprises Index and the MSCI Taiwan IndexSM are calculated in, Hong Kong dollars and New Taiwan dollars, respectively. Because the level of each Underlying is calculated in Hong Kong dollars or New Taiwan dollars, as applicable, and not in U.S. dollars, the performance of each Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Hong Kong dollar or the New Taiwan dollar, as applicable. Therefore, if the Hong Kong dollar or New Taiwan dollar strengthens or weakens relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•
THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Underlyings include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Underlyings and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Underlyings. The stocks composing the Underlyings include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the amount payable to you on the securities.

•
PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities, as well as any amount payable on the securities, may bear little relation to the historical closing levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Underlyings have increased since the Trade Date.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the composition of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the stocks composing the Underlyings and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally and in the markets of the stocks composing the Underlyings;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

•
WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

•
POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent will also be responsible for determining whether a Knock-Out Event or market disruption event has occurred and whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Hang Seng China Enterprises Index and the MSCI Taiwan IndexSM based on their respective daily closing levels from August 27, 2009 through August 27, 2014. The closing level of the Hang Seng China Enterprises Index on August 27, 2014 was 11,074.31. The closing level of the MSCI Taiwan IndexSM on August 27, 2014  was 345.67. The graphs show hypothetical Knock-Out Levels equal to 80.00% of (i) with respect to the Hang Seng China Enterprises Index, 11,074.31, which was the closing level of the Hang Seng China Enterprises Index on August 27, 2014 and (ii) with respect to the MSCI Taiwan IndexSM, 345.67, which was the closing level of the MSCI Taiwan IndexSM on August 27, 2014. We obtained the historical closing levels of the Underlyings below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Underlyings on any of the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.25% or $22.50 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this term sheet, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.